UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 90549

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Advaxis, Inc.

(Name of Registrant as Specified in its Charter)

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June 4, 2021

Dear Fellow Advaxis Stockholders:

As you may have seen, at our Annual Meeting of Stockholders (AMS) held yesterday, several of the stockholder proposals were approved. However, the AMS was partially adjourned to June 17, 2021 in order to solicit additional proxies to vote in favor of Proposal 3, to approve the reverse stock split proposal, and Proposal 5 to ratify and approve the prior amendment to the Company’s 2015 Incentive Plan (each such proposals as further described in our Definitive Proxy Statement (the “Proxy Statement”) on Schedule 14A relating to the Annual Meeting, filed with the Securities and Exchange Commission on April 21, 2021).

I have previously written to remind you of the Advaxis Board of Directors’ recommendation that our stockholders approve Proposal 3, the reverse stock split proposal, as outlined in our Proxy Statement.

We are continuing to work towards gaining approval of the reverse stock split because we believe it is important to retain our Nasdaq Capital Market listing, as further described and for the reasons mentioned in our prior communications, including in our Proxy Statement. While a significant percentage of our stockholder base, to date, agree and have voted FOR this proposal, we still have not received the requisite support of the majority of shares entitled to vote on this proposal.

Through discussions with various stockholders, we have learned that one concern held by those stockholders who have not voted FOR the reverse stock split proposal, relates to the potential for dilution in the future. We are writing to emphasize to all of our stockholders that the reverse stock split, in and of itself, does not result in dilution, as the reverse split would apply in the same manner to all of our stockholders, including our executive officers and directors. Instead, dilution would occur only if the Company raised additional capital by issuing additional equity securities following the reverse split. The Company does not have any current plans to raise capital in the near term, absent an extraordinary change in circumstances, such as unforeseen liabilities or if we acquire new assets that require additional investment. We do not believe we will need to raise additional capital in the near term because we have a) built a strong balance sheet (including the proceeds from the financing completed in April 2021) and b) executed on our cost reduction plans that have reduced our annual cash burn by greater than 75% over the past few years, securing a cash runway through potential future clinical and corporate milestones.

Finally, to further assuage any remaining concerns about potential dilution, the Company will no longer be seeking shareholder approval of an amendment to our Charter to increase the number of our authorized shares to 300,000,000, as previously described in Proposal 2 of the Proxy Statement.

It is important to understand that time is running out for the Company to regain compliance with the $1 minimum bid price per share requirement as the deadline for doing so is June 21, 2021. Therefore, we are seeking your assistance to vote for Proposal 3, the reverse stock split proposal, in order for us to regain compliance requirement as soon as possible.

How to Vote

To vote, or if you have already voted and would like to change your vote, or if you have any questions or need assistance voting your shares, please call the firm assisting us with the solicitation of proxies:

Alliance Advisors

1-855-928-4484

Thank you for attention to this matter.

Kenneth A. Berlin

President and Chief Executive Officer

and Interim Chief Financial Officer

Advaxis, Inc. / 9 Deer Park Drive, Suite K-1 / Monmouth Junction, NJ 08852

T: 609-452-9813 / F: 609-452-9818

www.advaxis.com